NOTARY
ELLIZA ASMAWEL, SH

DECREE OF THE MINISTER OF JUSTICE AND LAW THE REPUBLIC OF INDONESIA
DATED JULY 31, 2000 NO. C.603 HT.03.02.TH.2000

COPY

DEED	:	LIMITED LIABILITY COMPANY

PT. PROTEINA PRIMA.-

DATED	:	April 30, 1980

NUMBER	:	-59.-

LIMITED LIABILITY COMPANY

Number:  59

-On this day, Wednesday, the thirtieth day of April one thousand nine hundred eighty (30-4-1980),

-Personally appeared before me, Doktorandus GDE NGURAH RAI, Sarjana Hukum, a notary practicing in Jakarta, in the presence of witnesses known to me, the notary, whose names are last written below:

1.	Mr. F. EDDY SUSANTO, a private person, residing in Jakarta, who claims that he in this matter is acting:

a.	For himself,

b.	Under Power of Attorney, privately made, duly stamped and attached hereto as the attorney of and, as such, for and on behalf of Mr. YUSRY SURJADI, a private person, residing in Jakarta.

2.	Mr. T. HADI GUNAWAN, a private person, residing in Surabaya, now being in Jakarta, who claims that he in this matter is acting:

a.	For himself,

b.	Under Power of Attorney, privately made, duly stamped and attached hereto as the attorney of and, as such, for and on behalf of Mr. FRANSISKUS AFANDI, a private person, residing in Surabaya.

-The appearing persons are known to me, the notary.

-The appearing persons acting in their respective capacities as described above hereby declare that, subject to the approval and permit from the regulatory bodies, they have agreed to jointly incorporate a limited liability company under Law number 6 of 1968 (one thousand nine hundred sixty eight), as amended by Law number 12 of 1970 (one thousand nine hundred seventy) on Domestic Investment, with the following articles of association:

NAME AND DOMICILE.

Article 1

This limited company shall bear the name
P.T. PROTEINA PRIMA

having its seat in Jakarta,

and may open branch and representative offices in any other places, whether inside or outside the country, upon approval from the Board of Commissioners.

PURPOSES AND OBJECTIVES

Article 2

1.	The purpose and objective of the Company shall be to do businesses in:

a.	industry of compound feed and livestock feedstuffs;

b.	breeding of livestock and poultry;

c.	Animal husbandry, including poultry;

d.	Any other business activities that are related to animal husbandry and agriculture.

2.
The Company may carry out the business activities on its own account or in cooperation with any other parties or participate in any other company and may take and do any acts that are deemed expedient for the achievement of the said purposes and objectives, subject to prevailing laws and regulations.

DURATION OF THE COMPANY

Article 3

The company shall be incorporated and start to exist on the date when these articles of association are approved by the regulatory body and shall continue to exist for 75 (seventy five) years, subject to provisions of Article 51 of Indonesian Commercial Code.

CAPITAL

Article 4

1.
The authorized capital of the Company shall be in the amount of Rp.1,250,000,000.- (one billion two hundred fifty million Rupiah), divided into 1,000 (one thousand) shares, each share having par value of Rp. 1,250,000.- (one million two hundred fifty thousand Rupiah).

2.
Shares out of the authorized capital have been issued to and subscribed by the founders Mr. F. EDDY SUSANTO, Mr. YUSRY SURJADI, Mr. T. HADI GUNAWAN and Mr. FRANSISKUS AFANDI, each founder subscribing for 130 (one hundred thirty) shares or all founders subscribing for 520 (five hundred twenty) shares having total value of Rp.650,000,000.- (six hundred fifty million Rupiah).

Fifty percent (50%) of the par value of each of the issued shares or a total amount of Rp.325,000,000.- (three hundred twenty five million Rupiah) will be paid-in in cash at the latest by the date on which these articles of association are approved by the regulatory body.

3.
The shares in portfolio shall be issued in accordance with the Company’s need for working capital, at such time and with such requirements as determined by the Board of Directors upon the approval of the commissioners, with due observance to the provisions of these articles of association provided the shares may not be issued lower than the par value.

4.
In the event of issuance of shares in portfolio, all shareholders shall have preemptive right to purchase the shares to be issued according to the proportion of the number of shares they own within one month after the Board of Directors announce the offer.

5.	All shares shall be fully issued within 10 (ten) years as of this date unless extended by any regulatory body at the request of Board of Directors.

SHARE CERTIFICATE

Article 5

1.	Shares issued by the company shall be registered shares.

2.	Name of holder shall be indicated on each share certificate by Board of Directors.

3.	Each share shall be given one certificate and dividend coupon and talon for exchange with new dividend coupon.

4.
Each share certificate shall bear serial number and be signed by one Director or, if the company has President Director, President Director and President Commissioner, while the dividend coupon and talon in respect of each share shall bear the same serial number as that of the said share.

5.	Each share certificate shall be indivisible.

6.	The company shall only acknowledge one person as the owner of one share.

If, due to inheritance or any other reason, a share falls under the ownership of more than one person or entity, those persons or entities jointly holding one share shall be obligated to appoint one of them or any other person as their joint proxy, and only the person so appointed shall be entitled to exercise the rights conferred by law upon the said share.

7.	Each shareholder shall, by law, comply with these articles of association and any resolutions legally adopted at a general meeting of shareholders.

DUPLICATES

Article 6

1.	If a share certificate or the dividend coupon and talon is damaged or destroyed, upon the request of the relevant party, the Board of Directors shall issue a duplicate thereof.

2.
Once the duplicate is issued, the original shall be disposed of and the said issuance shall be recorded by the Board of Directors in a report for submission to the next general meeting of shareholders.

3.
In the event that a share certificate or the dividend coupon and talon are lost, upon the request of the relevant party, the Board of Directors shall issue a duplicate provided that, in the opinion of the Board of Directors, the loss is proven and such indemnity as may be deemed necessary by the Board of Directors in any particular case are given by the holder.

4.	Once the duplicate is issued, the original shall be rendered null and void to the Company.

5.	The issuance of a duplicate on account of lost original shall be announced in the State Gazette and a daily newspaper published or circulated in the domicile of the Company.

6.	All expenses incurred by the issuance of a duplicate shall be borne by the relevant shareholder.

REGISTER OF SHARES

Article 7

1.
A Register of Shares shall be maintained and kept at the office of the Company.  The Register of Shares shall contain the names and addresses of the shareholders and such other information as may be deemed as necessary.

2.	A shareholder shall notify the Board of Directors in writing of any changes to its address.

3.	Until such notification has been made, all notices and invitations to the shareholder sent to the latest address recorded in the Register of Shares shall be valid.

4.
A transfer of share(s) shall be made by virtue of a certificate signed by or on behalf of the transferor and the transferee or their proxies or of other written instrument of transfer of share(s) to the acceptance of Board of Directors.

5.
A transfer of share(s) shall be effective only after such transfer is recorded in the Register of Shares of the Company and the entry shall be dated and signed by one Director or, if the company has President Director, President Director and President Commissioner.

6.	As of the date of the notice of a general meeting of shareholders until the meeting date, a transfer of the rights on shares shall not be allowed.

7.	The Board of Directors shall keep and maintain the Register of Shares to the best of its ability.

8.	Each shareholder shall be entitled to have access to the Register of Shares during the normal business hours of the Company.

SHAREHOLDING

Article 8

1.
Only an Indonesian citizen, or an Indonesian entity established under the law of the Republic of Indonesia and whose management members and shareholders are of Indonesian citizenship may own and exercise the rights on shares.

2.	Each share certificate shall bear extract of the above provisions.

3.
If, due to inheritance, marriage or any other reason, a share is no longer held by a citizen or legal entity as contemplated in the first paragraph of this article, then within one year as of such occurrence, the said shareholder shall be obliged to sell and transfer the rights on share to a citizen or legal entity as contemplated in the first paragraph of this article.  If the provisions have not been fulfilled, a vote cast at a meeting for such share shall be deemed invalid, and the dividend payment for such share shall be suspended.

TRANSFER OF SHARES

Article 9

1.
If a shareholder intends to sell its shares, it shall send a notice of its intention to Board of Directors by registered mail and Board of Directors shall offer the shares to the other shareholders within seven (7) days upon receipt of notice.

2.
If within one month after notice to Board of Directors, no notice of potential buyers has been received by the selling shareholder, the selling shareholder shall be at liberty to choose the buyers, subject to approval from Board of Directors.

3.	The shares shall be sold to the highest bidder.

If there is more than one highest bidder, the shares shall be sold to those bidders in proportion to their respective shareholding.

MANAGEMENT

Article 10

1.
The company shall be managed and led by a Board of Directors consisting one or more directors, if there is more than one director, one of whom shall be appointed as President Director, under the supervision of Board of Commissioners consisting of one or more commissioners, and in the event there are more than one commissioners, one of whom may be appointed as the President commissioner.

2.
Only Indonesian citizens may be appointed as a member of the Board of Directors or of the Board of Commissioners.  In case of loss of Indonesian citizenship, the individual concerned shall be considered to have resigned.

Legal entity as referred to in article 8 (eight) hereof may be appointed as a member of the Board of Directors or of the Board of Commissioners.

3.
Members of the Board of Directors or of the Board of Commissioners shall be appointed by a General Meeting of Shareholders for five (5)-year office term, after which they are eligible for re-appointment, without prejudice to the right of a General Meeting of Shareholders to dismiss them at any time.  Members of Board of Directors may be dismissed without prior suspension.

4.
Members of the Board of Directors or of the Board of Commissioners may be given salaries and/or remuneration and other allowances, if any, the amount of which shall be determined by a General Meeting of Shareholders.

8.
If, due to any reasons, a vacancy arises on the Board of Directors or on the Board of Commissioners, a General Meeting of Shareholders shall be convened to fill that vacancy within one (1) month after such vacancy arises, subject to provisions of paragraphs 2 (two) and 3 (three) of this article.

BOARD OF DIRECTORS

Article 11

1.
Director or, if there is a President Director, the President Director shall represent the Company within and outside the Court of Justice in respect of all matters and, in any event, shall be entitled to bind the Company to other parties or other parties to the Company and to take any act concerning either management or ownership but with the restriction that:

a.	to borrow any money on behalf of the Company in excess of the amount jointly specified by Board of Directors and Board of Commissioners;

b.	to purchase, sell, encumber or otherwise acquire or dispose of any immovable assets or companies;

c.	to cause the Company to be a guarantor;

d.	to pledge any of the Company’s movable assets;

shall require an approval or countersignature from the President Commissioner or, if the President Commissioner is not available, from at least one commissioner.

2.	The distribution of duties and authority among the members of the Board of Directors shall be determined by the members themselves.

3.
If the President Director is absent, it being unnecessary to provide proof of such impediment to any third party, another Director shall represent the President Director and perform and exercise President Director’s duties and authorities.

4.
The Board of Directors shall, for a particular case and without prejudice to its responsibility, be entitled to appoint one or more persons as representatives or proxies by conferring upon him/them an authority contained in a power of attorney.

BOARD OF COMMISSIONERS

Article 12

1.	Members of the Board of Commissioners shall supervise the Board of Directors in managing the Company.

2.
Members of the Board of Commissioners, either jointly or severally, at any time during the Company’s business hours shall be entitled to enter the building and premises or any other places used or controlled by the Company and to check books, documents and other evidence, to inspect and verify the financial position of the Company and to have knowledge of all acts done by the Board of Directors.

3.	The Board of Directors shall provide explanations to the queries of any member of Board of Commissioners.

4.	The Board of Commissioners at the Company’s expenses may get assistance from experts to conduct such inspection or examination.

5.
The Board of Commissioners shall, on the basis of majority vote decision, at any time, be entitled to suspend one or more member(s) of the Board of Directors, if such member(s) of the Board of Directors act(s) contrarily the Articles of Association and/or neglect(s) its (their) duties or for any other significant reasons.

6.	The said suspension shall be notified to the relevant party together with the reasons therefore.

7.
Within one month following such suspension, the Board of Commissioners shall call for a General Meeting of Shareholders which shall decide whether the suspended member(s) of the Board of Directors will be dismissed or reinstated, and the suspended member(s) of the Board of Directors shall be given the opportunity to be present to defend himself/themselves.

The meeting shall be chaired by the President Commissioner, or, if the President Commissioner is absent or unable or unwilling to preside over, the Meeting shall be chaired by the oldest member of Board of Commissioners and if all members of Board of Commissioners are absent or unable or unwilling to preside over, the Meeting shall be chaired by a person elected by and from among the meeting attendants.

8.	If the General Meeting of Shareholders is not convened within one month following such suspension, then the suspension shall be, by law, void and the said member(s) shall be reinstated.

9.
In the event all members of the Board of Directors are suspended and the Company has no member of the Board of Directors, then the Board of Commissioners shall, within one month, be obligated to hold a general meeting of shareholders to appoint new members of Board of Directors, and the Board of Commissioners shall temporarily manage the Company.

-In such event, the Board of Commissioners shall be entitled to confer interim power on one or more person(s) among them on their joint responsibilities.

10.	Board of Commissioners may hold a meeting at any time as my be deemed necessary by one of its members or by Board of Directors.

11.
Notices of a Meeting of the Board of Commissioners shall be sent by mail or cable by the person requesting the meeting at least one month or, in case of pressing urgency, 7 (seven) days before the meeting date.

12.
Meeting of Board of Commissioners may adopt a resolution if more than one half of all members of Board of Commissioners are present in person or by proxy in the meeting.  Representation in a meeting of Board of Commissioners shall be under a written power of attorney.

13.	Each member of Board of Commissioners shall be entitled to cast one vote.

14.	Resolutions of the Meeting of the Board of Commissioners shall be adopted on the basis of majority vote.

In case of tie vote, the proposal, if it concerns individual shall be determined by lot drawing, or, if it concerns any other matters, shall be deemed as defeated.

15.	The meeting chairman shall arrange that all proceedings and resolutions of the Meeting be recorded in Minutes, which shall be signed by the Chairman of the Meeting and one of the meeting participants.

Board of Commissioners may adopt a resolution without holding a meeting provided the resolution is approved by all members of Board of Commissioners.

16.	Members of Board of Directors may be invited to attend a meeting of Board of Commissioners to give explanations and information.

FISCAL YEAR

Article 13

1.	The fiscal year of the company shall commence on and from the first day of January and end on the thirty-first day of December.

At each end of December, the Company’s books shall be closed, the first time being on the end of December 1980 (one thousand nine hundred eighty).

2.
After the closing of such books, a balance sheet, profits and loss account and other financial statements shall be made by the Board of Directors, which shall be made available in the Company’s office for examination by the shareholders no later than 14 (fourteen) calendar days before the date of the Annual General Meeting of Shareholders as referred to in article 14 (fourteen) hereof.

3.
The balance sheet and income statement shall be signed by a Director or, if the company has President Director, by the President Director, and members of Board of Commissioners or by one Director on behalf of the President Director and members of Board of Commissioners or one Commissioner on behalf of Board of Commissioners.

4.
Approval of balance sheet and a income statement by a General Meeting of Shareholders shall constitute a full discharge and release to the members of the Board of Directors from their management responsibilities performed during the past fiscal year to the extent that such actions are reflected in the balance sheet and a income statement and to the members of the Board of Commissioners from their supervision duties.

GENERAL MEETING OF SHAREHOLDERS

Article 14

1.	A General Meeting of Shareholders shall be convened annually at the latest by the end of June, for the first time being the end of June 1981 (one thousand nine hundred eighty one).

2.	At the Annual General Meeting of Shareholders:

a.
The Board of Directors shall submit a report on the affairs and operations of the Company and the results achieved during the preceding book year, particularly with regard to the management of the Company.

b.	A balance sheet and an income statement of past year may be submitted to the Meeting for consideration;

c.	the distribution of net earnings and amount of dividend shall be decided;

d.	Such other matters as are brought up by Board of Directors, Board of Commissioners or shareholders may be decided.

3.
Proposals from shareholders shall be included in the agenda of General Meeting of Shareholders if the proposal is submitted in writing to the Board of Directors by one or more shareholders jointly holding at least 1/4 ((one-fourth) of all outstanding shares in the Company.

The proposal has been received at such time that allow the Board of Directors to notify the other shareholders of the proposals, taking into account meeting notice time.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Article 15

1.	An Extraordinary General Meeting of Shareholders may be convened at any time as deemed necessary by the Board of Directors.

2.
The Board of Directors shall be obligated to call and convene an Extraordinary General Meeting of Shareholders upon a written request from a commissioner or from one or more shareholder(s) jointly representing at least 1/4 (one-fourth) of the total number of shares issued by the Company.  Such written request shall specify matters to be dealt with.

3.
If the Board of Directors fails to convene the Extraordinary General Meeting of Shareholders within one month after the receipt date of the request, then the signatory(ies) of the request shall be entitled to call the Meeting themselves at the expense of the Company with due observance to the provisions of these articles of association.  Any resolutions adopted at the meeting shall bind the Company provided that they are not inconsistent with the provisions of these articles of association.

MEETING NOTICE AND VENUE

Article 16

1.	A General Meeting of Shareholders shall be convened at the Company’s domicile.

2.
The notice of a General Meeting of Shareholders may be made Board of Directors by means of advertisement in a Indonesian daily newspapers which is published or circulated at the domicile of the Company no later than one month before the Meeting date.  In case of unusual urgency, the period may be reduced to 7 (seven) days before the meeting date.

3.	The notices of the General Meeting of Shareholders shall indicate date, time, place and agenda of the Meeting.

4.
If all shareholders are present or represented at the meeting, then the prior notices as referred to above shall not be required and the Meeting may adopt valid and binding resolutions concerning any matters so discussed and the Meeting may be held at any place within the territory of the Republic of Indonesia.

CHAIRMAN OF MEETING

Article 17

1.	Unless otherwise provided in these Articles of Association, all General Meetings of Shareholders shall be presided over by the President Commissioner.

In case of the absence or disability of the President Commissioner, the Meeting shall be presided over by another Commissioner, in case of the absence or disability of the all members of the Board of Commissioners, the Meeting shall be presided over by someone appointed by and from those present at the Meeting.

2.
All proceedings and resolutions adopted at a General Meeting of Shareholders shall be recorded in the Minutes of Meeting, signed for ratification by the Chairman of the Meeting and one of the shareholders present at the meeting.  The Minutes of Meeting concerned shall serve as valid evidence to all shareholders.

3.	The signing shall not be required if the Minutes of Meeting are drawn up by a notary.

VOTING RIGHT

Article 18

1.	Unless otherwise provided in these Articles of Association, all resolutions shall be adopted on the basis of majority vote.

In case of tie vote, the proposal shall be determined by lot drawing, if it concerns an individual, or shall be deemed as defeated if it concerns any other matters.

2.	At the General Meeting of Shareholders, the following rule shall apply:

Each share shall confer the right upon its holder to cast one vote.

3.	A shareholder may be represented at a General Meeting of Shareholders by another shareholder or any third party acting by virtue of a power of attorney.

4.
Members of the Board of Directors, members of the Board of Commissioners and, in general, employees of the Company may not act as a proxy at a General Meeting of Shareholders and any vote cast by them as a proxy at the Meeting shall be deemed as invalid.

5.	The Chairman of the Meeting shall be entitled to require that the power of attorney for representing a shareholder be produced to him during the Meeting.

6.	Unless the Meeting determines otherwise, voting concerning an individual shall be made by an unsigned, folded ballot papers, while voting concerning other matters shall be conducted orally.

7.	Blank votes or void votes shall not be considered as having been cast.

NET EARNINGS

Article 19

1.	The net earnings of the Company as shown in the balance sheet and income statement shall be used in the following manner:

a.	20% (twenty percent) of the net earnings shall be set aside for reserve fund;

b.	the remaining net earnings shall be distributed or applied in accordance with a resolution of General Meeting of Shareholders.

2.
In case that the income statement in one accounting year shows a loss that can not be covered by the reserve fund, then the loss shall remain recorded and shall be entered in the income statement and, in subsequent accounting years, the Company shall be considered not to have made any profits as long as the loss recorded in the profit and loss statement has not been fully covered.

3.	Dividends which are left unclaimed after 5 (five) years commencing from the day they became payable shall become the property of the Company.

RESERVE FUND

Article 20

1.	General Meeting of Shareholders may decide that part or the whole of the reserve fund created to cover losses suffered by the Company be used for working capital or for other purposes.

2.	The Board of Directors shall keep and manage the reserve fund so that it will earn profit in a manner deemed appropriate by it, with approval of the Board of Commissioners.

3.	Profits generated from such reserve fund shall be entered into income statement.

AMENDMENT TO THE ARTICLES OF ASSOCIATION AND DISSOLUTION

Article 21

1.
Amendments to the provisions of these Articles of Association concerning name, domicile, purpose and objective, dissolution of the company before its expiry, and extension to the duration of the Company, increase or reduction of capital (proposal concerning reduction of capital shall be announced by the Board of Directors in one or more daily newspapers published or circulated at the domicile of the Company and in the State Gazette for the interest of creditors), shall only be effected by virtue of resolutions of an Extraordinary General Meeting of Shareholders specifically convened for that purpose.  Such Meeting shall be attended by shareholders jointly representing at least 3/4 (three-fourths) of the total shares so issued by the Company and the resolutions shall be approved by at least 3/4 (three-fourths) of the total votes legally cast at such Meeting.

2.
In the event of failure to reach quorum at such above-mentioned meeting, then no earlier than 14 (fourteen) days after the first Meeting, a Second Meeting may be convened with the same agenda and under the same conditions as required in the First Meeting provided the resolutions shall be approved by at least 3/4 (three-fourths) of all votes legally cast at such Meeting.

3.	All of which are subject to the approval from any relevant authority, if so required.

LIQUIDATION

Article 22.

1.
In case the Company is dissolved, then its liquidation shall be executed by the Board of Directors under the supervision of Board of Commissioners unless a General Meeting of Shareholders determine otherwise.

2.	The meeting shall also determine the fee for the liquidator.

3.
The resolution on dissolution shall be registered with Registrar Office of a District Court with jurisdiction covering the Company’s domicile, and be announced in one Indonesian daily newspaper published or circulated at the domicile of the Company and in the State Gazette along with a notice to the creditors.

4.
Any balance from the liquidation calculation shall first be distributed to the shareholders in accordance with total nominal value of their respective fully-paid up shares and any remaining amount therefrom shall be distributed in a manner determined by a General Meeting of Shareholders specially held for that purpose.

5.
These Articles of Association as contained in this deed and the future amendments hereto shall remain in force until a General Meeting of Shareholders has approved the last account of the liquidation and has given a full discharge and release to the liquidators.

CLOSING PROVISIONS

Article 23

Matters not provided for or not otherwise fully covered in these Articles of Association shall be resolved by a General Meeting of Shareholders, subject to provisions of Article 18 (eighteen) hereof.

SPECIAL PROVISIONS

Article 24

- In exception to the provisions of article 10 concerning the appointment of members of Board of Directors and of Board of Commissioners, the following individuals have been appointed, for the first time, as:

- President Director	:	Mr. F. EDDY SUSANTO;

- Director	:	Mr. FRANSISKUS AFANDI;

- President Commissioner	:	Mr. YUSRY SURJADI;

- Commissioner	:	Mr. T. HADI GUNAWAN.

The said appointment according to the appearing persons has been accepted by each of them and shall be subject to confirmation by the first General Meeting of Shareholders after this Deed of Incorporation is approved by competent authorities.

The Board of Directors and

•

are given with a power the right of substitution, either jointly or severally, to apply for the approval for these articles of association from the regulatory body and to make any necessary amendments and/or additions in the form of notarial deed if the issuance of approval depends on such amendments and/or additions, to appear, if necessary, to provide explanations, to make and cause to be made and sign any necessary deeds and documents and to take any actions deemed necessary and expedient for the fulfillment of the above-mentioned purpose.

IN WITNESS WHEREOF

This deed is made as minutes and executed in Jakarta, on the day and date first written above in the presence of Mr. HERRY KARSONO and Mr. REDJO SISWOJO, both being the employees of the Notary office, residing in Jakarta, as witnesses.

After I, the notary, read out this deed to the appearing persons and witnesses, the appearing persons, witnesses and I, the Notary, sign this deed.

This deed is executed with one addition.

- Issued as ADDITIONAL TRUE COPY on this day, Thursday, the second day of August two thousand seven (02-08-2007), by me, HERLINA RAHMI, Sarjana Hukum, acting in the place of ELLIZA ASMAWEL, Sarjana Hukum, a notary practicing in Jakarta, pursuant to Decision of Local Notary Board of South Jakarta Number 004/AN.01.03/VI/2007, dated the eleventh day of July two thousand seven (11-07-2007), as the successor of Haji ASMAWEL AMIN, Sarjana Hukum, then a notary practicing in Jakarta, pursuant to Decree of Minister of Justice and Human Rights of the Republic of Indonesia Number C.655 HT.03.03.Th.2000, at the request of Mr. GUNAWAN TASLIM as Director of PT.  Central Proteinaprima Tbk, in his letter dated the second day of August two thousand seven (02-08-2007).

ACTING NOTARY IN JAKARTA [sealed, stamped and signed] HERLINA RAHMI, S.H.

EXTRACT from the Decree of Minister of Justice numberYA5/281/9, dated May 21, 1981.

MINISTER OF JUSTICE:

Reading    :    I.      Letter of Application Number 97/Not/1981, dated April 15, 1981 from Notary Drs Gde Ngurah Rai as the attorney of the following company;

II.    Domestic Investment Approval Number 20/I/PMDN/1981, dated February 19, 1981.

Considering    :    that nothing in the deed of incorporation is against the requirements for obtaining approval for the incorporation of limited liability company so that approval for the deed of incorporation of the said company may not be withheld.

HEREBY

Decided    :    pursuant to prevailing limited liability company law, to grant approval for the Incorporation of

P.T. PROTEINA PRIMA

A limited liability company having its domicile in Jakarta, as set forth in the Deed Number 59, dated April 30, 1980, passed before Notary Gde Ngurah Rai SH, practicing in Jakarta.

This extract is issued to the applicant for due follow-up.

In accordance with the register.

Director General of

Law and Legislation

On its behalf

Director of Directorate of Civil Affairs

On his/her behalf

Head of Sub-Directorate of Legal Entities

[signed]

Mrs. Subandijah Subandi

NIP. 040004445